UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 20, 2007

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

James R. Gordon

On March 15, 2007, James R. Gordon, age 41, joined the Company as its chief financial officer. On March 20, 2007, Mr. Gordon and the Company entered into a Noncompetition, Severance and Employment Agreement which provides for base salary, participation in short-term and long-term incentive compensation and TSFG’s supplemental executive retirement plan (“SERP”), and miscellaneous other benefits. It further provides the circumstances under which he may be terminated and any applicable payments upon such termination which range from zero to up to three times annual cash compensation. The agreement provides that Mr. Gordon will be subject to a two year noncompete covenant following termination of his employment with TSFG for any reason. Mr. Gordon’s SERP agreement provides salary continuation benefits after he reaches normal retirement (age 65) or early retirement (age 55 and 7 years of service) and continues for 15 years. The SERP also provides limited benefits upon early termination or disability and full benefits upon death. Mr. Gordon vests in these benefits over 10 years, but vests completely upon a change in control. SERP benefits are based on either 40% (with less than 5 years of service) or 60% (with more than 5 years of service) of the average of his highest three fiscal years of compensation during the last 10 years of employment. The early retirement benefits percentage begins at 30% upon early retirement, and increases ratably to reach 60% upon normal retirement. Mr. Gordon’s Noncompetition, Severance and Employment Agreement and his SERP agreement are attached hereto as Exhibits 99.1 and 99.2, the terms of which are incorporated herein by reference. It is expected that Mr. Gordon will receive an equity award at the Company’s board meeting in May 2007 and appropriate SEC filings will be made at that time.

James W. Terry, Jr.

On March 21, 2007, the Company and James W. Terry, Jr. entered into an amendment (the “Second Amendment”) to his existing Noncompetition, Severance and Employment Agreement (as such as been amended), which provides that Mr. Terry will continue to serve as Director of Corporate Banking through September 30, 2007, before transitioning at that point to Director of Community Development. It also sets Mr. Terry’s salary from April 1, 2007 through his contemplated retirement date of September 30, 2008 at $601,400 per year. The Second Amendment also provides that Mr. Terry will receive a cash bonus of at least $200,000 for 2007, but none thereafter, that he will be entitled to a 50% early retirement benefit under his supplemental executive retirement plan (“SERP”) agreement, and that he shall receive certain other severance amounts set forth therein. The Second Amendment further provides for various payments upon a change in control, provided certain conditions are met, including a payment of $1,804,200. The Second Amendment provides that this incremental compensation does not require that services be performed, though it is anticipated that Mr. Terry will continue to work with the Company through September 30, 2008. A copy of the new amendment is attached hereto as Exhibit 99.3, the terms of which are incorporated herein by reference.

Compensation Committee Determinations

On March 22, 2007, the Company’s Compensation Committee (the “Committee”) approved the criteria pursuant to which bonuses will be paid for fiscal 2007 to the Company’s executive officers, including the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers, under the Company’s Management Performance Incentive Plan (the short-term bonus plan referred to herein as the “MPIP”) and the Company’s Long Term Incentive Plan (the “LTIP”).

The officers are eligible to receive bonuses if certain individual and Company performance criteria are achieved during fiscal 2007 for the MPIP and fiscal 2007 to 2009 for the LTIP. The primary Company performance criteria established by the Committee for the MPIP is operating earnings per share, and the primary Company performance criteria established by the Committee for the LTIP is growth in operating earnings per share and return on equity. Other factors will be considered by the Committee in evaluating the Company’s overall performance, including, for example, the Company’s performance trends and the performance of the banking industry in general. The resulting Company performance evaluation will provide the sole basis for establishing the performance bonus for the Chief Executive Officer of the Company. Evaluation of the Chief Financial Officer and the next three most highly compensated executives is based partly on the foregoing Company performance evaluation, and partly on individual and departmental goals. Also, up to one third of the potential LTIP award will be service-based, and will vest over three years, assuming continued affiliation with the Company.

Item 9.01.	Financial Statements and Exhibits .
Exhibit No.	Description
99.1	Employment Agreement dated March 20, 2007 between the Company and James R. Gordon
99.2	SERP Agreement dated March 20, 2007 between the Company and James R. Gordon.
99.3	Second Amendment to Noncompetition, Severance and Employment Agreement between the Company and James W. Terry, Jr.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

March 23, 2007	By:	/s/ William P. Crawford, Jr.

William P. Crawford, Jr.

Executive Vice President and General Counsel

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